EXHIBIT 5.1

June 19, 2015

PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232

Re:	PacifiCorp’s $250,000,000 3.35% Series First Mortgage Bonds Due 2025

Ladies and Gentlemen:
We have acted as special counsel to PacifiCorp, an Oregon corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) of $250,000,000 in aggregate principal amount of the Company’s 3.35% Series First Mortgage Bonds Due 2025 (the “Bonds”) pursuant to a registration statement on Form S-3 (333-192267) (the “Registration Statement”), the prospectus contained therein (the “Prospectus”) and the supplement to the Prospectus dated June 16, 2015 (the “Prospectus Supplement”). The Bonds will be issued pursuant to the Mortgage and Deed of Trust, dated as of January 9, 1989, between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as successor trustee, as heretofore amended and supplemented (the “Mortgage”), as supplemented by the Twenty-Eighth Supplemental Indenture dated as of June 1, 2015 between the Company and the Trustee (the “Supplemental Indenture”) and sold by the Company pursuant to the Underwriting Agreement, dated June 16, 2015, among the Company, Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”).
In our capacity as counsel to the Company we have examined (a) the Registration Statement, (b) the Mortgage and the Supplemental Indenture, (c) the form of Bonds attached to the Supplemental Indenture, (d) the Underwriting Agreement and (e) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, the Underwriting Agreement and such other documents, agreements and instruments.

Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, we are of the opinion that when the Bonds have been duly executed by the Company and authenticated by the Trustee in accordance with the Mortgage and the Supplemental Indenture and delivered to and paid for by the purchasers thereof pursuant to the Underwriting Agreement and as contemplated by the Registration Statement and the Prospectus Supplement, the Bonds will constitute binding obligations of the Company.

The opinions expressed above are subject to the following exclusions and qualifications:

a.    Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

b.    We express no opinion as to the applicability or effect on the obligations of the Company of (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law or (iii) the commonly recognized statutory and jurisdictional constraints on enforceability of the obligations of the Company, including statutes of limitation.

c.    We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Oregon and the State of New York, and we express no opinion with respect to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP